FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-61413



        EIGHTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Eighth Prospectus Supplement (the "Eighth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement") and the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement and the Seventh Prospectus Supplement are hereby supplemented to reflect the assignment made by Lighthouse Capital Partners II, L.P. to BancBoston Robertson Stephens in the amount of 7,616 Shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement and the Seventh Prospectus Supplement. This Eighth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement and the Seventh Prospectus Supplement, and is qualified by


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reference  to the  Prospectus,  the  First  Prospectus  Supplement,  the  Second
Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement and the Seventh Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus
Supplement,   the  Sixth  Prospectus   Supplement  and  the  Seventh  Prospectus
Supplement. Capitalized terms used in this Eighth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        THE DATE OF THIS EIGHTH PROSPECTUS SUPPLEMENT IS DECEMBER 4, 1998

                              SELLING STOCKHOLDERS

         On November 12, 1998, seven thousand six hundred sixteen (7,616) of the Shares beneficially owned by Lighthouse Capital Partners II, L.P. reflected in the Prospectus and the First Prospectus Supplement were assigned to BancBoston Robertson Stephens. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby amended to reflect such assignment and supplemented to specifically include Shares received in such assignment.